EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	Vice President, Corporate Communications
(781) 861-8444	(781) 402-3410

Indevus Pharmaceuticals, Inc. Commences Exchange Offer

for Its 6.25% Convertible Senior Notes due July 2008

LEXINGTON, MA—July     , 2007—Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has commenced an offer to exchange its outstanding 6.25% Convertible Senior Notes due July 2008 (the “Old Notes”), for an equal amount of the Company’s 6.25% Convertible Senior Notes due July 2009 (the “New Notes”).

The terms of the New Notes are substantially the same as the terms of the Old Notes except for certain material differences, including the following:

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Maturity Date: The maturity date of the New Notes will be July 15, 2009, which is one-year later than the maturity date of the Old Notes, which is July 15, 2008. Similar to the Old Notes, the maturity date of the New Notes will continue to be subject to earlier conversion as well as redemption by the Company at its option or repurchase by the Company at the holders option.

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Provisional Redemption Period: The Company may not redeem the New Notes in whole or in part at any time prior to July 15, 2008, whereas the Old Notes have been redeemable at the Company’s option in whole or in part since July 20, 2006. Similar to the Old Notes, the Company’s redemption option under the New Notes is subject to certain notice requirements and remains subject to a condition related to the current market value of the Company’s common stock. As discussed immediately below, this condition has been modified in the New Notes.

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Stock Price Condition to Provisional Redemption: A condition to the Company’s redemption of the New Notes and the Old Notes is that the current market value of its common stock equals or exceeds a certain threshold for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. Under the New Notes this threshold is fixed at $8.50. Under the Old Notes this threshold is 150% of the conversion price then in effect, which currently is $9.984 based on the current conversion price of $6.656.

The exchange offer is not contingent upon the tender or exchange of any minimum principal amount of the Old Notes. The exchange offer, however, is conditioned upon satisfaction of certain conditions described in the offer to exchange.

Holders of the Old Notes may tender all, some or none of their Old Notes. Tenders of Old Notes will be accepted only in denominations of $1,000 and multiples thereof. The exchange offer will expire at 9:00 a.m., New York City time, on August 6, 2007, unless extended, terminated or withdrawn. Holders must tender their Old Notes on or prior to the expiration date if they wish to participate in the exchange offer.

The Bank of New York Trust Company, N.A. has been appointed to act as the Exchange Agent for the exchange offer. Questions and requests for assistance and requests for copies of the offer to exchange and the related letter of transmittal may be directed to the Exchange Agent at (212) 815-8394.

The Board of Directors has authorized the Company to make the exchange offer. However, neither the Board of Directors of Indevus nor any other person makes any recommendation as to whether holders of Indevus notes should tender their Old Notes for exchange for New Notes, and no one has been authorized to make such a recommendation. Holders of Old Notes must make their own decisions as to whether to tender their notes for exchange, and, if they decide to do so, the principal amount of notes to tender.

The New Notes have not been and will not be registered under the Securities Act of 1933 and are issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Notice to Investors

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The exchange offer is made solely by, and subject to the terms and conditions set forth in the offer to exchange and the related letter of transmittal, which are included in a Tender Offer Statement on Schedule TO that was filed by Indevus on July 6, 2007 with the Securities and Exchange Commission. The Tender Offer Statement (including the offer to exchange, the letter of transmittal and related documents) contains important information which should be read carefully before any decision is made with respect to the exchange offer. The offer to exchange and the related letter of transmittal are being delivered to holders of the Old Notes. Indevus’ Tender Offer Statement will also be available for free on the Commission’s Web site at www.sec.gov.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, DELATESTRYL® to treat male hypogonadism, and SUPPRELIN® LA, for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO® , VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.